Exhibit 10.1
PURCHASE AND SALE AGREEMENT
BETWEEN

ALLSTATE INSURANCE COMPANY,

an Illinois insurance company,
AS SELLER,

AND

DPIF3 ACQUISITION CO LLC,

a Delaware limited liability company,

AS PURCHASER

As of November 26, 2021

TABLE OF CONTENTS

ARTICLE    PAGE

    i

TABLE OF CONTENTS
(continued)
ARTICLE    PAGE

ii

EXHIBITS

A    DESCRIPTION OF LAND
B    LIST OF REPORTS
C    PRELIMINARY SITE PLAN
D    FORM OF DEED
E    FORM OF MEMORANDUM OF EARN-OUT PAYMENT OBLIGATION
F    FORM OF BILL OF SALE
G    FORM OF ASSIGNMENT OF INTANGIBLE PROPERTY
H    FORM OF FIRPTA CERTIFICATE
I    LIST OF SPECIFIED LITIGATION
J    LIST OF SPECIFIED VIOLATIONS

SCHEDULES

1.1(b)    LIST OF REMOVABLE PERSONAL PROPERTY/FIXTURES
1.1(e)    LITIGATION
1.4    EARN-OUT PAYMENT
3.4    APPROVALS PERIOD
4.6    PURCHASER’S CONDITIONS PRECEDENT
4.7    SELLER’S CONDITIONS PRECEDENT
8.1    JOINT VENTURE
11.22    1031 EXCHANGE
    i

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of November 26, 2021 (the “Effective Date”), by and between ALLSTATE INSURANCE COMPANY, an Illinois insurance company (“Seller”), and DPIF3 ACQUISITION CO LLC, a Delaware limited liability company (“Purchaser”).
RECITALS

A.    Seller is the fee simple owner of the Property (as hereinafter defined), including that certain real property, consisting of approximately 232 acres located at 2675, 2700, 2755, 2775, and 3075 Sanders Road, Northbrook, Illinois, which is more particularly described on Exhibit A attached hereto and made a part hereof (together with all rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way, the “Land”).
B.    Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as hereinafter defined), subject to the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the recitals set forth above which are incorporated herein, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
ARTICLE I

PURCHASE AND SALE
1.1    Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following (collectively, the “Property”):
(a)    The Land;
(b)    the buildings, structures, fixtures and other improvements affixed to or located on the Land as of the Closing (defined below) (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”; the Land and the Improvements together are referred to as the “Real Property”), it being understood that Seller may elect to remove any of the fixtures described on Schedule 1.1(b) attached hereto and made a part hereof from the Land prior to Closing and Seller shall be permitted to remove any other fixtures prior to Closing with Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed; and
(c)    any and all of Seller’s right, title and interest in and to all tangible personal property located upon the Land or within the Improvements as of the Closing and used exclusively in connection with the operation of the Land and the Improvements (as distinguished from the tangible personal property used in connection with the operation of Seller’s business at the Property) (it being understood that Seller may elect to remove any of the personal property described on Schedule 1.1(b) attached hereto and made a part hereof from the Land prior to Closing) (the property described in clause (c) of this Section 1.1 being herein referred to collectively as “Personal Property”), it being understood that Seller shall remove any and all other tangible personal property from the Land and the Improvements prior to Closing, including, without limitation, all tangible personal property used in connection with the operation of Seller’s business at the Property (including, without limitation, office furniture and cubicles); and
(d)    any and all of Seller’s right, title and interest in and to (i) all assignable existing warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property, and (ii) all assignable existing permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Property (the property described in clause (d) of this Section 1.1 being sometimes herein referred to collectively as the “Intangibles”).
Notwithstanding anything to the contrary contained herein, the Property does not include Seller’s rights or obligations under any litigation, including, without limitation, the litigation described on Schedule 1.1(e) attached hereto. Seller retains all rights, and shall remain obligated to satisfy any liabilities, under such litigation. This grammatical paragraph shall survive the Closing.
1.2    Purchase Price. Seller is to sell and Purchaser is to purchase the Property for the amount of Two Hundred Thirty-Two Million and No/100 Dollars ($232,000,000.00) (the “Purchase Price”).
1.3    Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available funds to Seller.
1.4    Earn-Out Payment. As additional consideration for the purchase of the Property, Purchaser may be required to make an earn-out payment to Seller at or after Closing, if and as required pursuant to Schedule 1.4 attached hereto. This Section 1.4 shall survive the Closing.
1.5    Independent Contract Consideration. Immediately prior to the execution of this Agreement, Purchaser paid $100 (the “Independent Contract Consideration”) to Seller, which amount Seller and Purchaser hereby bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable and in addition to any other payment or deposit required by this Agreement, and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary.
1.6    Deposit. Within five (5) business days after the Effective Date, Purchaser shall deposit with First American Title Insurance Company (the “Escrow Agent”), having its office at 3281 E. Guasti Road, Suite 440, Ontario, California 91761, Attention: Christine Siegel, the sum of One Million and No/100 Dollars ($1,000,000.00) (together with all interest earned thereon and paid to Seller, the “Initial Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. If this Agreement is not terminated pursuant to Schedule 3.4 attached hereto, Purchaser shall deposit with Escrow Agent an additional sum of Four Million and No/100 Dollars ($4,000,000.00) (together with all interest earned thereon and paid to Seller, the “Additional Deposit”, together with the Initial Deposit, the “Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer no later than three (3) business days after the expiration of the Approvals Period (defined below). All interest on such sums shall be deemed income of Purchaser, and Purchaser shall be responsible for the payment of all costs and fees imposed on the Deposit account. The Deposit shall be released to Seller and applied to the Purchase Price at Closing. The failure of Purchaser to timely deliver the Additional Deposit shall be a material default, and shall entitle Seller, at Seller’s sole option, at any time prior to the delivery of the Additional Deposit, to terminate this Agreement immediately upon written notice to Purchaser. The Deposit shall be held or delivered by Escrow Agent only as provided in this Agreement.
ARTICLE II

TITLE AND SURVEY
2.1    Title/Survey Review Period. During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on the date that is five (5) business days prior to the expiration of the Due Diligence Period (defined below) (hereinafter referred to as the “Title/Survey Review Period”), Purchaser shall have the right to review (a) a current preliminary title report or commitment for title insurance on the Real Property prepared by First American Title Insurance Company (the “Title Company”) which title report or commitment (the “Title Commitment”) shall be ordered by Purchaser within three (3) business days after the Effective Date; and (b) a survey of the Real Property prepared by a licensed surveyor or engineer hired by Purchaser (the “Survey”).
2.2    Title Examination. Purchaser shall notify Seller in writing (the “Title Notice”) prior to the expiration of the Title/Survey Review Period which exceptions to title (including survey matters), if any, will not be accepted by Purchaser. If Purchaser fails to notify Seller in writing of its disapproval of any matter disclosed in the Title Commitment or the Survey by the expiration of the Title/Survey Review Period, Purchaser shall be deemed to have approved such matter. If Purchaser notifies Seller in writing that Purchaser objects to any exceptions to title, Seller shall have three (3) business days after receipt of the Title Notice to notify Purchaser (a) that Seller will remove such objectionable exceptions from title on or before the Closing; provided that Seller may extend the Closing for such period as shall be required to effect such cure, but not beyond thirty (30) days; or (b) that Seller elects not to cause such exceptions to be removed. The procurement by Seller of a commitment for the issuance of the Title Policy (as defined in Schedule 4.6 hereof) without a title exception which was disapproved pursuant to this Section 2.2, or with an endorsement reasonably acceptable to Purchaser insuring over such matter, shall be deemed a cure by Seller of such disapproval. If Seller gives Purchaser notice under clause (b) above, or if Seller fails give Purchaser notice under clause (a) or (b) above with respect to any objectionable exception within the foregoing three (3) business day period, Purchaser shall have two (2) business days in which to notify Seller that Purchaser will nevertheless proceed with the purchase and take title to the Property subject to such exceptions, or that Purchaser will terminate this Agreement. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for those obligations of either party that expressly survive the termination of this Agreement pursuant to the other provisions of this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder. If Purchaser shall fail to notify Seller of its election within said two (2) business day period, Purchaser shall be deemed to have elected to proceed with the purchase and take title to the Property subject to such exceptions.
2.3    Pre-Closing “Gap” Title Defects. Purchaser may, at or prior to Closing, notify Seller in writing (the “Gap Notice”) of any objections to title (a) raised by the Title Company between the expiration of the Title/Survey Review Period and the Closing and (b) not disclosed in the Title Commitment or the Survey or otherwise known to Purchaser prior to the expiration of the Title/Survey Review Period; provided that Purchaser must notify Seller in writing of such objection to title within five (5) business days of being made aware of the existence of such exception. If Purchaser sends a Gap Notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to a Title Notice under Section 2.2 hereof.
2.4    Seller Encumbrances. Notwithstanding the foregoing provisions of this Article II, Seller shall be obligated to cause the release of, or to cause the Title Company to insure over in the Title Policy, any “Seller Encumbrances” (which, as used herein, means the lien securing any mortgage or deed of trust obtained or assumed by Seller or its Affiliates (as hereinafter defined) that encumbers all or any portion of the Property, and any monetary liens created or suffered by Seller (including, without limitation, liens for delinquent taxes and mechanics’ liens), or any lis pendens or judgment liens as a result of Seller’s actions, that encumber all or any portion of the Property) on or prior to the Closing Date.
ARTICLE III

REVIEW OF PROPERTY AND APPROVALS
3.1    Right of Inspection.
(a)    During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on the date that is forty-five (45) days after the Effective Date (the “Due Diligence Period”), and thereafter through the Closing Date, Purchaser shall have the right to make physical and other inspections of the Real Property. Such inspections shall be subject to the terms and conditions of that certain Early Access and Confidentiality Agreement dated as of October 12, 2021 (the “Early Access and Confidentiality Agreement”), including, without limitation, all insurance requirements and indemnity obligations set forth therein; provided, however, that notwithstanding anything to the contrary contained in Section 11 of the Early Access and Confidentiality Agreement, the Early Access and Confidentiality Agreement shall remain in effect throughout the Due Diligence Period and thereafter through the Closing Date or earlier termination of this Agreement.

(b)    Nothing contained in this Agreement shall empower Purchaser to do any act which can, shall or may encumber the Property or the title of Seller therein. Purchaser has no authority or power to cause or permit any lien, charge or encumbrance of any kind whatsoever, whether created by act of Purchaser or any other Inspector Parties (as defined in the Early Access and Confidentiality Agreement), by operation of law or otherwise, to attach to or be placed upon any of the Property or Seller’s title or interest therein, or any part thereof. Purchaser covenants and agrees that neither Purchaser nor any Inspector Party will suffer or permit any lien, charge or encumbrance (including any mechanic’s or materialman’s lien) to be placed against the Property or any part thereof. In the event such lien, charge or encumbrance shall be placed against the Property (or any portion thereof) and is not fully released and removed within ten (10) days after notice thereof from Seller to Purchaser, Seller, at its sole option and in addition to any of its other rights and remedies hereunder, at law or in equity, may take any and all actions necessary to release and remove such lien, charge or encumbrance (it being agreed by Purchaser that Seller shall have no duty to investigate the validity thereof), and Purchaser shall promptly upon notice thereof reimburse Seller for all sums, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Seller in connection therewith. Notwithstanding anything to the contrary in this Agreement, the terms of this Section 3.1(b) shall survive any termination of this Agreement, but this Section 3.1(b) shall not survive Closing (except as to any sums, costs and expenses reimbursable to Seller pursuant to the immediately preceding sentence for liens, charges or encumbrances released or removed prior to Closing).
3.2    Reports. PURCHASER ACKNOWLEDGES THAT (1) PURCHASER HAS RECEIVED COPIES OF THE ENVIRONMENTAL, ENGINEERING AND OTHER REPORTS (COLLECTIVELY, THE “REPORTS”) LISTED ON EXHIBIT B ATTACHED HERETO, (2) IF SELLER DELIVERS ANY ADDITIONAL REPORTS TO PURCHASER, PURCHASER WILL ACKNOWLEDGE IN WRITING THAT IT HAS RECEIVED SUCH REPORTS PROMPTLY UPON RECEIPT THEREOF, AND (3) ANY REPORTS DELIVERED OR TO BE DELIVERED BY SELLER OR ITS AGENTS OR CONSULTANTS TO PURCHASER ARE BEING MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER AND MAY NOT BE RELIED UPON BY PURCHASER IN CONNECTION WITH THE PURCHASE OF THE PROPERTY; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT LIMIT THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT OR THE DOCUMENTS EXECUTED BY SELLER IN CONNECTION HEREWITH. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT OR THE DOCUMENTS EXECUTED BY SELLER IN CONNECTION HEREWITH, PURCHASER AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY REPORT. PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, ITS OWN INVESTIGATION OF THE CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.
3.3    Right of Termination During Due Diligence Period. If for any reason whatsoever or no reason Purchaser determines that the Property or any aspect thereof is unsuitable for Purchaser’s acquisition, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Due Diligence Period, and if Purchaser gives such notice of termination within the Due Diligence Period, this Agreement shall terminate. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for those obligations that expressly survive the termination of this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Due Diligence Period, then Purchaser shall have no further right to terminate this Agreement pursuant to this Section 3.3.
3.4    Approvals Period. Purchaser’s obligation to close is subject to the satisfaction or waiver of the conditions set forth on Schedule 3.4 attached hereto within the timeframe set forth on such Schedule 3.4.
ARTICLE IV

CLOSING
4.1    Time and Place. The consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Escrow Agent on the date that is fifteen (15) days after the expiration of the Approvals Period (the “Closing Date”), provided, however, that Seller shall have the one-time right, by delivery of written notice to Purchaser no later than the date that is three (3) business days prior to the initial Closing Date, to extend the Closing Date by up to ninety (90) days. At the Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions. The Closing shall be consummated through an escrow administered by Escrow Agent, and the Purchase Price and all documents shall be deposited with the Escrow Agent as escrowee.
4.2    Seller’s Obligations at Closing. At Closing, Seller shall:
(a)    deliver to Purchaser a duly executed and acknowledged special warranty deed (the “Deed”) in the form attached hereto as Exhibit D, conveying the Land and Improvements, subject only to the Permitted Exceptions (as hereinafter defined);
(b)    deliver to Purchaser a duly executed Memorandum of Earn-Out Payment Obligation (the “Memorandum of Earn-Out Payment Obligation”) in the form attached hereto as Exhibit E, to be recorded immediately after the Deed;
(c)    deliver to Purchaser a duly executed bill of sale (collectively, the “Bill of Sale”) conveying the Personal Property without warranty of title or use and without warranty, express or implied, as to merchantability and fitness for any purpose and in the form attached hereto as Exhibit F;
(d)    to the extent assignable, assign to Purchaser, and Purchaser shall assume, Seller’s interest in the Intangibles by duly executed assignment and assumption agreement (the “Assignment of Intangibles”) in the form attached hereto as Exhibit G;

(e)    in the event that any representation or warranty of Seller needs to be modified due to changes since the Effective Date, deliver to Purchaser a certificate, dated as of the Closing Date and executed on behalf of Seller by a duly authorized officer thereof, identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that occurs between the Effective Date and the Closing Date that is expressly permitted under the terms of this Agreement. If a representation or warranty of Seller no longer is true and correct in all material respects due to a matter outside of Seller’s reasonable control and does not arise from any default by Seller of its obligations under this Agreement, Purchaser’s sole remedy shall be to terminate this Agreement, by delivery of written notice to Seller, and receive a return of the Deposit, whereupon neither party shall have any further rights or obligations hereunder (except for those obligations that expressly survive the termination of this Agreement);
(f)    deliver to Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;
(g)    deliver to Purchaser a certificate in the form attached hereto as Exhibit H duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980;
(h)    deliver such affidavits as may be customarily and reasonably required by the Title Company (including, without limitation, an owner’s affidavit and “gap” indemnity), in form and substance reasonably acceptable to Seller;
(i)    deliver to Purchaser possession and occupancy of the Property, subject only to the Permitted Exceptions;
(j)    execute a closing and proration statement; and
(k)    deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement, including, without limitation, transfer tax declarations as are required by state, county and village authorities.
4.3    Purchaser’s Obligations at Closing. At Closing, Purchaser shall:
(a)    pay to Seller the full amount of the Purchase Price (less the Deposit disbursed to Seller), as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.3 hereof;
(b)    join Seller in execution of the Memorandum of Earn-Out Payment Obligation and the Assignment of Intangibles;

(c)    deliver to Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;
(d)    deliver such affidavits as may be customarily and reasonably required by the Title Company, in form and substance reasonably acceptable to Purchaser;
(e)    execute a closing and proration statement; and
(f)    deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.
4.4    Credits and Prorations.
(a)    All income and expenses of the Property shall be apportioned as of 12:01 a.m., on the Closing Date, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs. Such prorated items shall include, without limitation, the following:
(i)    real estate taxes and assessments (and personal property taxes on the Personal Property) levied against the Property;
(ii)    utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility; and
(iii)    any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the county in which the Property is located.
(b)    In addition to and notwithstanding anything contained in Section 4.4(a) hereof:
(i)    General real estate taxes, special assessments and personal property taxes shall be prorated as of the Closing Date on an accrual basis, and Purchaser shall receive a credit at Closing, as appropriate. In the event that the final, full year tax bills attributable to the year preceding Closing or the year of the Closing are not available, as the case may be, taxes shall be prorated based on the most recent full year tax bills that are available. In such event, the party receiving the full year tax bills that are attributable to the year preceding Closing or the year of the Closing, as the case may be, shall notify the other promptly upon receipt thereof, and the parties shall reprorate real estate taxes based on such bills within thirty (30) days after such notice; and
(ii)    As to utility charges referred to in Section 4.4(a)(ii) hereof, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing or any termination of this Agreement.
(c)    For a period of three (3) years after the Closing, Purchaser shall allow Seller and its agents and representatives access without charge to all files, records and documents delivered to Purchaser at the Closing, upon reasonable advance notice and at all reasonable times, to examine and make copies of any and all such files, records and documents, which right shall survive the Closing.
(d)    Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration thirty (30) days after Closing, or as soon thereafter as the precise amounts can be ascertained; but except as otherwise provided in Section 4.4(b)(i) above, in no event shall any reproration under this Agreement occur more than one hundred eighty (180) days after the Closing. Each party shall promptly notify the other party when it becomes aware that any such estimated amount has been ascertained.
(e)    Subject to Sections 4.4(c) and 4.4(d) hereof, the provisions of this Section 4.4 shall survive Closing.
4.5    Closing Costs. Seller shall pay: (a) all transfer taxes imposed by the State of Illinois and Cook County, (b) the costs of recording the Deed, the Memorandum of Earn-Out Payment Obligation, and any releases required to clear title to the Property, (c) Seller’s attorneys’ fees, (d) one-half of all escrow closing fees and costs, (e) the costs of the Title Policy (including extended coverage or the extended coverage endorsement but excluding all other endorsements) and (f) all fees payable to Seller’s Broker (as defined in Section 9.1). Purchaser shall pay: (i) Purchaser’s attorneys’ fees, (ii) the cost of the Survey, (iii) one-half of all escrow closing fees and costs, (iv) the costs of all endorsements to the Title Policy (other than extended coverage) and (vii) the cost of any lender’s title policy. Any other closing costs shall be allocated in accordance with local custom in the county in which the Property is located. This Section 4.5 shall survive Closing.
4.6    Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the conditions set forth on Schedule 4.6 attached hereto, any or all of which may be waived by Purchaser in its sole and absolute discretion.
4.7    Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the conditions set forth on Schedule 4.7 attached hereto, any or all of which may be waived by Seller in its sole and absolute discretion.
4.8    Failure of Conditions. If any of the conditions to Seller’s obligations under Section 4.7 or any of the conditions to Purchaser’s obligations under Section 4.6 shall fail to occur, then Purchaser or Seller, as the case may be, may terminate this Agreement by written notice to the other, in which event the Deposit shall be promptly returned to Purchaser (provided that, if the failure of the condition is the default of either party, then the Deposit shall be disposed of in accordance with Article VI) and neither party shall have any further rights or obligations hereunder (except for those obligations of either party that expressly survive the termination of this Agreement pursuant to the other provisions of this Agreement).
ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS
5.1    Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 4.2(e) hereof:
(a)    Organization. Seller has been duly organized and is validly existing under the laws of the State of Illinois and is in good standing under the laws of the State of Illinois;
(b)    Authority. Seller has authority to execute this Agreement and will, as of Closing, have authority to transfer to Purchaser all of its right, title and interest in and to the Property in accordance with this Agreement. The person signing this Agreement on behalf of Seller is a duly qualified representative of Seller and has all requisite power and authority to execute this Agreement on behalf of Seller.
(c)    Leases. There are no leases, licenses or other occupancy agreements covering all or any portion of the Real Property;
(d)    Condemnation. To Seller’s knowledge, Seller has received no written notice of any condemnation proceedings relating to the Property;
(e)    Litigation. To Seller’s knowledge, except as set forth on Exhibit I attached hereto, Seller has not received written notice of any threatened action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding against Seller that arises out of the ownership of the Property and would affect the Property or use thereof, or Seller’s ability to perform hereunder, that is not covered and defended by insurance carried by or for the benefit of Seller. Except as set forth on Exhibit I attached hereto, there is no pending action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding against Seller that arises out of the ownership of the Property and would affect the Property or use thereof, or Seller’s ability to perform hereunder, that is not covered and defended by insurance carried by or for the benefit of Seller;
(f)    Violation of Laws. To Seller’s knowledge, except as set forth in the Reports, in any other due diligence materials provided to Purchaser prior to the Effective Date, or on Exhibit J attached hereto, Seller has not received written notice from any Governmental Authority of any outstanding violations of laws (including laws relating to the environmental condition of the Real Property) with respect to the Real Property which have not heretofore been cured.
(g)    Hazardous Materials. To Seller’s knowledge, except as disclosed in the Reports, Seller has not released any Hazardous Materials (defined below) in violation of any applicable Environmental Laws (defined below) on, into or under the Real Property during the period of Seller’s ownership thereof. “Hazardous Materials” shall mean (i) oil or petroleum products and byproducts, (ii) polychlorinated biphenyls (PCB’s), (iii) underground storage tanks, (iv) radioactive or nuclear materials or radioactive wastes, however produced, (v) biologic materials and medical waste, (vi) industrial process and pollution control waste, and (vii) any and all other hazardous substances, pollutants, contaminants, waste, by products, constituent or other materials or condition which are regulated under Environmental Laws. “Environmental Laws” shall mean all federal, state and local statutes, ordinances, regulations and rules in effect and as amended from time to time relating to environmental quality, contamination and clean up, including: the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Resource Conservation and Recovery Act 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right to Know Act and the Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; and state and local environmental statutes and ordinances, with implementing regulations and rules, as any of the foregoing may be amended from time to time.
(h)    Service Contracts. Seller had not entered into (and is not a party to) any service agreements or equipment leasing contracts relating to the Property that will be binding on Purchaser or the Property after Closing.
(i)    No Conflict. To Seller’s knowledge, except as otherwise set forth in this Agreement, neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter materially breach, violate, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, or applicable laws affecting or relating to Seller or the Property.
5.2    Knowledge Defined. References to the “knowledge” of Seller shall refer only to the current actual knowledge of Michael A. Thomas (“Knowledge Party”), and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of

Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon Knowledge Party any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.
5.3    Survival of Seller’s Representations, Warranties and Other Obligations. The representations and warranties of Seller set forth in Section 5.1 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of one hundred eighty (180) days (“Survival Period”). No claim after Closing for a breach of any representation, warranty, covenant or agreement of Seller under this Agreement or any other instrument recorded and delivered to Purchaser under or pursuant to this Agreement shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing; provided, however, that the foregoing shall not apply to Sections 5.7 or 5.8 of this Agreement. Seller shall have no liability after Closing to Purchaser for a breach of any representation or warranty under this Agreement or the documents executed by Seller in connection herewith (a) unless the valid claims for all such breaches collectively aggregate more than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), in which event the full amount of such valid claims shall be actionable up to, but not in excess of, Three Million and No/100 Dollars ($3,000,000.00) (the “Cap”) and (b) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of the Survival Period and an action shall have been commenced by Purchaser against Seller within two hundred forty (240) days after Closing. In no event shall Seller be liable for any consequential (except as otherwise provided in Section 6.2) or punitive damages or for any damages for the breach of Seller’s representations or warranties in excess of the Cap.
5.4    Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, except for any changes that are expressly permitted under the terms of this Agreement:
(a)    Organization. Purchaser has been duly organized and is validly existing under the laws of Delaware. At Closing, Purchaser shall be qualified to transact business in the State of Illinois (or not required to be so qualified);
(b)    Authority. Purchaser has authority to execute this Agreement. The person signing this Agreement on behalf of Purchaser is a duly qualified representative of Purchaser and has all requisite power and authority to execute this Agreement on behalf of Purchaser; and
(c)    Pending Actions. To Purchaser’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, would reasonably be expected to individually or in the aggregate materially interfere with Purchaser’s ability to consummate the transaction contemplated by this Agreement.
5.5    Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.4 hereof as updated as of the Closing Date in accordance with the terms of this Agreement, shall survive Closing for a period of one hundred eighty (180) days. Purchaser shall have no liability to Seller for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Purchaser prior to the expiration of said one hundred eighty (180) day period and an action shall have been commenced by Seller against Purchaser within two hundred forty (240) days after Closing. In no event shall Purchaser be liable for any consequential or punitive damages.
5.6    Seller’s Interim Covenants. Until the Closing or sooner termination of this Agreement, Seller shall: (a) except as permitted pursuant to Section 1.1(b) or Section 1.1(c) above, not sell or otherwise dispose of all or any portion of the Property or encumber the Property in any manner without the prior written consent of Purchaser; (b) promptly deliver to Purchaser copies of any written notice received by Seller between the Effective Date and the Closing regarding any (i) any environmental law violation, (ii) zoning or building code violations, or (iii) actions, suits or other proceedings affecting the Property, or the use, possession or occupancy thereof; (c) not take any action that would cause any of Seller’s representations and warranties contained in this Agreement to become untrue or inaccurate in any material respect; (d) maintain its existing insurance policies for the Property through the Closing Date; and (e) not enter into any agreement affecting the Property (or any amendment thereto) that will survive the Closing without the prior consent of Purchaser, including, without limitation, any lease or service agreement. Purchaser’s consent to any matter under this Section 5.6 may be granted or withheld in Purchaser’s sole and absolute discretion.
5.7    WARN Act. Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims, costs, damages or liabilities (including attorneys’ fees) relating to a failure, as it relates to the Property, to take any action or provide any notice required under (a) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., (b) the Illinois Worker Adjustment and Retraining Notification Act, 820 ILCS 65/1 et seq., or (c) any applicable Illinois law relating to the termination of employees. This Section 5.7 shall survive Closing.
5.8    Bulk Sales. Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all (i) claims brought by any or all of the Revenue Departments (as hereinafter defined) seeking to recover any unpaid taxes, penalties, or interest owed by Seller under the Bulk Sales Laws (as hereinafter defined) as a result of Purchaser’s purchase of the Property and (ii) claims, costs, damages or liabilities (including attorneys’ fees) arising from Seller’s failure to pay any unpaid taxes, penalties, or interest owed by Seller under the Bulk Sales Laws. “Revenue Departments” means, collectively, the Illinois Department of Revenue and the Cook County Department of Revenue. “Bulk Sales Laws” means, collectively, the bulk sales laws of the State of Illinois and the County of Cook, including, without limitation, the Illinois Income Tax Act, the Retailer’s Occupation Tax Act, the Illinois Unemployment Insurance Act, and Section 34-92 of the Cook County Uniform Penalties, Interest and Procedures Ordinance. This Section 5.8 shall survive Closing.

ARTICLE VI

DEFAULT
6.1    Default by Purchaser. If Purchaser defaults hereunder in any material respect, or if any of Purchaser’s representations and warranties hereunder are not true and correct in all material respects on the Effective Date, and Purchaser fails to cure such default or breach within five (5) business days after Seller provides Purchaser with written notice thereof, Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and receive the Deposit (or an amount equal thereto) as liquidated damages for such breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof.
6.2    Default by Seller. If Seller defaults hereunder in any material respect, or if any of Seller’s representations and warranties hereunder are not are not true and correct in all material respects on the Effective Date, and Seller fails to cure such default or breach within five (5) business days after Purchaser provides Seller with written notice thereof, Purchaser shall be entitled, as its sole and exclusive remedy, either (a) to receive the return of the Deposit and reimbursement from Seller of Purchaser’s out-of-pocket costs paid in connection with the transactions hereunder (such reimbursement not to exceed Three Hundred Thousand and No/100 Dollars ($300,000.00) in the aggregate) (which reimbursement obligation shall survive the termination of this Agreement), which return and reimbursement shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to convey the Property to Purchaser in accordance with the terms of this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder (other than the reimbursement of Purchaser’s costs as provided in the clause (a) of the immediately preceding sentence); provided, however, if specific performance is not available due to Seller having sold or conveyed the Property to another party, then there will be no limit Purchaser’s right to damages hereunder, including, without limitation, consequential damages. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Deposit and reimbursement of its costs if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.
6.3    Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit the damages recoverable by either party against the other party due to the other party’s obligation to indemnify such party in accordance with this Agreement.

ARTICLE VII

RISK OF LOSS
7.1    Casualty. Purchaser and Seller acknowledge and agree that because Purchaser intends to demolish the Improvements to redevelop the Property, Purchaser shall have no right to terminate this Agreement as a result of any casualty or other damage to the Property.
7.2    Minor Condemnation. In the event of any condemnation of a portion of the Real Property which is not Major Condemnation (as hereinafter defined), this Agreement shall remain in full force and effect provided that Seller shall, at Closing, assign to Purchaser all of Seller’s right, title and interest in and to any condemnation awards (and deliver to Purchaser any condemnation awards received by Seller) relating to the portion of the Real Property in question.
7.3    Major Condemnation. In the event of a Major Condemnation, Purchaser may terminate this Agreement by written notice to the other party, in which event the Deposit shall be returned to Purchaser. If Purchaser does not elect to terminate this Agreement within ten (10) business days after Seller notifies Purchaser of Seller’s receipt of written notice from a Governmental Authority of its intent to effect such Major Condemnation, then Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall assign to Purchaser all of Seller’s right, title and interest in and to any casualty insurance policies or condemnation awards (and deliver to Purchaser any condemnation awards received by Seller) relating to the portion of the Real Property affected by the Major Condemnation. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.
7.4    Definition of Major Condemnation. For purposes of Sections 7.2 and 7.3, a “Major Condemnation” shall mean a condemnation or other permanent taking (a) of more than ten percent (10%) of gross land area of the Land or (b) that materially impairs access for Real Property to or from Willow Road via Protection Parkway.
ARTICLE VIII

JOINT VENTURE
8.1    Joint Venture. Purchaser and Seller are considering entering into a transaction whereby Seller or its affiliate will invest in the entity that acquires the Property, as more particularly set forth on Schedule 8.1 attached hereto.
ARTICLE IX

COMMISSIONS
9.1    Brokerage Commissions. With respect to the transaction contemplated by this Agreement, Seller represents that its sole broker is Colliers International (“Seller’s Broker”). Purchaser represents and warrants to Seller that it has not dealt with any broker in connection with the sale of the Property other than Seller’s Broker (in Seller’s Broker’s capacity as broker for Seller) and that no broker, finder or similar person or entity procured or negotiated this Agreement on behalf of Purchaser. Each party hereto agrees that if any person or entity, other than the Seller’s Broker, makes a claim for brokerage commissions or finder’s fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party and its affiliates free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. The provisions of this paragraph shall survive Closing or any termination of this Agreement.
ARTICLE X

DISCLAIMERS AND RELEASE
10.1    No Reliance on Documents. Except as expressly stated herein or in the documents executed by Seller in connection herewith, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller or its brokers or agents to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein or in the documents executed by Seller in connection herewith. Neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such reports.
10.2    AS-IS SALE; DISCLAIMERS AND RELEASE. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE DOCUMENTS EXECUTED BY SELLER IN CONNECTION HEREWITH, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR THE DOCUMENTS EXECUTED BY SELLER IN CONNECTION HEREWITH. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY

OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE DOCUMENTS EXECUTED BY SELLER IN CONNECTION HEREWITH. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS”.
PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE DOCUMENTS EXECUTED BY SELLER IN CONNECTION HEREWITH. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, EFFECTIVE AS OF THE CLOSING, FULLY AND FOREVER RELEASES SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER HAS OR MAY HAVE AS OF CLOSING AND MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME AFTER CLOSING BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.
10.3    Survival. The provisions of this Article X shall survive Closing or any termination of this Agreement.
10.4    Scope of Release. Notwithstanding anything herein (including, without limitation, the other provisions of this Article X) or otherwise to the contrary: (a) subject to any applicable limitations of Section 5.3 above, Purchaser has not released Seller from (i) any breach of Seller’s representations and warranties contained in this Agreement or in any documents executed by Seller in connection herewith; (ii) any breach by Seller of (or Seller’s failure to comply with) its covenants in this Agreement that survive Closing or in any documents executed by Seller in connection herewith; (iii) Seller’s fraud; and/or (iv) Seller’s acts or omissions from and after the Closing; (b) the releases and waivers set forth in this Article X shall not be construed as an indemnification by Purchaser for the benefit of Seller (or any other person or entity); and (c) if Seller or its affiliate enters into a joint venture agreement with Purchaser or its affiliate pursuant to Article VIII above, then nothing in this Agreement shall release Seller or such affiliate, or limit Seller’s or such affiliate’s obligations or liabilities, under such joint venture agreement.
ARTICLE XI

MISCELLANEOUS
11.1    Nondisclosure Agreement. The existence and terms of this Agreement shall be “Confidential Information” under that certain Nondisclosure Agreement effective as of April 14, 2021 by and between Purchaser and Seller (the “Nondisclosure Agreement”). Notwithstanding anything to the contrary contained in the Nondisclosure Agreement, Purchaser shall be permitted to disclose to Governmental Authorities the existence of this Agreement as well as such other information as is reasonably required in connection with Purchaser’s efforts to obtain the Approvals.
11.2    Assignment. Subject to the provisions of this Section 11.2, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Purchaser may not assign its rights under this Agreement other than to an Affiliate (defined below) without first obtaining Seller’s written approval, which approval may be withheld in Seller’s sole discretion. In the event Purchaser intends to assign its rights hereunder, (a) Purchaser and the proposed assignee, including, as the case may be, an Affiliate, shall execute an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller, and (b) in no event shall any assignment of this Agreement release or discharge Purchaser from any liability or obligation hereunder. “Affiliate” shall mean, with respect to any specified entity, an entity that controls, is controlled by, or is under common control with such specified entity, with control meaning the power through the ownership of voting securities, by contract or otherwise to direct the management and policies of such entity. The provisions of this Section 11.2 shall survive the Closing or any termination of this Agreement.
11.3    Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) electronic mail, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of electronic mail transmission, as of the date of the electronic mail transmission provided that such electronic mail is delivered to the electronic mail address for the notified party set forth below prior to 5:00 p.m. (Central) on a business day, and if the electronic email transmission is delivered to the applicable electronic mail address after 5:00 p.m. (Central) on a business day or on a non-business day, such notice will be deemed to have been given on the following business day. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	Allstate Insurance Company 3075 Sanders Road, G1SE Northbrook, Illinois 60062 Attention: Administration & Real Estate Email: Rentinquiry@allstate.com with a copies to:
Allstate Insurance Company (via e-mail)
Attention: Lindi Venick, Esq.,
                 Mark Angerame,
                 Michael Thomas, and
                 Elliot Stultz, Esq.
Email: lindi.vernick@allstate.com,
                 mark.angerame@allstate.com,
                 mike.thomas@allstate.com, and
                 elliot.stultz@allstate.com

Allstate Insurance Company
Investment Law Division
444 West Lake Street
Suite 2500
Chicago, Illinois 60606

DLA Piper LLP (US)
444 West Lake Street
Suite 900
Chicago, Illinois 60606
Attention: Richard Klawiter, Esq.
Email: richard.klawiter@us.dlapiper.com

Attention: Brian A. Cohen, Esq. Email: brian.cohen@us.dlapiper.com
If to Purchaser:	c/o Dermody Properties 5500 Equity Avenue Reno, NV 89502 Attention: C. Douglas Lanning Email: dlanning@dermody.com

With copies to:
Dermody Properties
O’Hare Atrium Office Plaza
9550 W. Higgins Road, Suite 500
Rosemont, Illinois 60018
Attention: Neal Driscoll
Email: ndriscoll@dermody.com

And to:

Taft Stettinius & Hollister LLP
111 East Wacker, Suite 2800
Chicago, Illinois 60601
Attention: Paul Kelley
Email: pkelley@taftlaw.com

If to Title Company or Escrow Agent:	First American Title Insurance Company 3281 E. Guasti Road, Suite 440 Ontario, California 91761 Attention: Christine Siegel Email: csiegel@firstam.com
11.4    Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.
11.5    Entire Agreement. This Agreement, including the exhibits and schedules hereto, together with the Early Access and Confidentiality Agreement and the Nondisclosure Agreement, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.
11.6    Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement so long as the same imposes no additional liability on such party. The provisions of this Section 11.6 shall survive Closing.
11.7    Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
11.8    Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied or facsimile signatures or an executed counterpart delivered as a PDF or similar attachment to an email may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied document or emailed counterpart, are aware that the other party will rely on the telecopied signatures or emailed counterpart, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.
11.9    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.
11.10    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located. Purchaser and Seller agree that the provisions of this Section 11.10 shall survive the Closing or any termination of this Agreement.
11.11    No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
11.12    Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.
11.13    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
11.14    Recordation. This Agreement may not be recorded by any party hereto without the prior written consent of the other party hereto. However, Purchaser may record a notice of a specific performance action permitted under this Agreement. The provisions of this Section 11.14 shall survive the Closing or any termination of this Agreement.
11.15    Attorneys’ Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party’s costs and attorney’s fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney’s fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor.
11.16    Patriot Act, OFAC. Purchaser and Seller each represent, warrant and covenant to the other that it is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist,

“Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any applicable law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions contemplated in this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transactions, directly or indirectly, on behalf of, any such person, group, entity or nation.
11.17    No Financing Contingency. The obligations of Purchaser under this Agreement are not contingent upon Purchaser obtaining financing for this purchase even though Purchaser may apply to a lending institution of Purchaser’s choice for a loan. Purchaser understands and agrees that neither its receipt of a commitment from such a lending institution, its acceptance of such a commitment, nor its satisfaction of any condition set forth in such a commitment shall in any way be a condition of Purchaser’s obligations under this Agreement. If there shall be any reference in this Agreement to Purchaser’s lender then any such reference shall not in any manner imply that financing is a condition to Purchaser’s obligations under this Agreement.
11.18    Business Days. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day. As used herein, “business day” means any day other than a Saturday, Sunday or federal or Illinois state holiday.
11.19    No Joint Venture. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of the seller and purchaser specifically established hereby.
11.20    Exclusivity. From and after the Effective Date through the Closing or earlier termination of this Agreement, Seller and its agents (including any broker engaged by Seller) and affiliates shall not accept or entertain offers, or negotiate, solicit interest in or otherwise enter into discussions involving the sale, recapitalization, financing or disposition of all or any part of the Property or any direct or indirect interest therein (other than with Purchaser and its Affiliates).
11.21    Escrow Agent Duties and Disputes.
(a)    Except as otherwise expressly provided in Section 11.21(d), Escrow Agent shall not be bound in any way by any other agreement or contract between Seller and Purchaser, whether or not Escrow Agent has knowledge thereof. Escrow Agent’s only duties and responsibilities shall be to hold the Deposit (the “Escrowed Funds”) and to dispose of the Escrowed Funds in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, Escrow Agent shall have no responsibility to protect the Escrowed Funds and shall not be responsible for any failure to demand, collect or enforce any obligation with respect to the Escrowed Funds or for any diminution in value of the Escrowed Funds from any cause, other than Escrow Agent’s gross negligence or willful misconduct. Escrow Agent may, at the expense of Seller and Purchaser, consult with counsel and accountants in connection with its duties under this Agreement. Escrow Agent shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel and accountants. Escrow

Agent shall not be obligated to take any action hereunder that may, in its reasonable judgment, involve it in any liability unless Escrow Agent shall have been furnished with reasonable indemnity satisfactory in amount, form and substance to Escrow Agent. At all times that the Escrowed Funds are being held by Escrow Agent, the Escrowed Funds shall be invested by Escrow Agent as directed by Purchaser.
(b)    Escrow Agent is acting as a stakeholder only with respect to the Escrowed Funds. If there is any dispute as to whether Escrow Agent is obligated to deliver the Escrowed Funds or as to whom the Escrowed Funds are to be delivered, Escrow Agent shall not make any delivery, but shall hold the Escrowed Funds until receipt by Escrow Agent of an authorization in writing, signed by all the parties having an interest in the dispute, directing the disposition of the Escrowed Funds, in the absence of authorization, Escrow Agent shall hold the Escrowed Funds until the final determination of the rights of the parties in an appropriate proceeding. Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic. If written authorization is not given, or proceedings for a determination are not begun, within thirty (30) days after the date scheduled for the Closing of title and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Escrowed Funds with a court of the proper jurisdiction pending a determination. Escrow Agent shall be reimbursed for all costs and expenses of any action or proceeding, including, without limitation, attorneys’ fees and disbursements incurred in its capacity as Escrow Agent, by the party determined not to be entitled to the Escrowed Funds. Upon making delivery of the Escrowed Funds in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder (except for its obligations under Section 11.21(c)). In no event shall Escrow Agent be under any duty to institute, defend or participate in any proceeding that may arise between Seller and Purchaser in connection with the Escrowed Funds. Notwithstanding anything to the contrary herein, regardless of any contrary or conflicting instructions, if this Agreement is terminated under Section 3.3, Schedule 3.4 or Schedule 8.1, then Escrow Agent shall immediately refund to Purchaser the Escrowed Funds.
(c)    For the purpose of complying with any information reporting requirements or other rules and regulations of the Internal Revenue Service that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), Seller and Purchaser hereby designate and appoint Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of Escrow Agent as the Reporting Person, Seller and Purchaser hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Purchaser each retain an original counterpart of this Agreement for at least four years following the calendar year of the Closing.
(d)    If at any time after the Effective Date this Agreement shall be amended by Purchaser and Seller in writing, it shall not be necessary for Escrow Agent to join in or execute such amendment, provided that no such amendment may specifically modify Escrow Agent’s express obligations set forth in this Agreement. It is understood and agreed that an amendment to any time period or deadline set forth in this Agreement shall not be deemed an amendment to Escrow Agent’s express obligations of this Agreement requiring Escrow Agent’s acknowledgment. Copies of any amendment to this Agreement may be delivered by either party to Escrow Agent. Upon receipt of any such amendment, Escrow Agent shall observe and comply with the terms of any such amendment made in accordance herewith.
11.22    1031 Exchange. The provisions of Schedule 11.22 attached hereto shall apply to any tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, relating to this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

PURCHASER: DPIF3 ACQUISITION CO LLC, a Delaware limited liability company By: /s/ Michael Dermody Name: Michael Dermody Title: Chairman and CEO	SELLER: ALLSTATE INSURANCE COMPANY, an Illinois insurance company By: /s/ Mario Rizzo Name: Mario Rizzo Title: Executive Vice President and Chief Financial Officer

JOINDER BY ESCROW AGENT
    First American Title Insurance Company, referred to in this Agreement as the “Escrow Agent,” hereby acknowledges that it received this Agreement executed by Seller and Purchaser as of ___________, 2021, and accepts the obligations of Escrow Agent as set forth herein.

FIRST AMERICAN TITLE INSURANCE COMPANY
By:
Name:
Title: